Exhibit 10.1

Name:	NICKOLAS W. VANDE STEEG

PID:	17C712360

November 20, 2006

NOTICE OF ISSUANCE OF RESTRICTED STOCK

On August 11, 2004, pursuant to the 2003 Stock Incentive Plan (the “Plan”), the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Corporation”) granted to the Chief Executive Officer the authority on behalf of the Corporation to issue to you restricted shares of Parker-Hannifin Corporation Common Stock (“Shares”). Based on such authority, I hereby confirm that 5,000 Shares will be issued to you subject to the following terms and conditions:

1.	Shares will be issued as of November 20, 2006.

2.	Ownership of the Shares will become vested (i.e., unrestricted) on November 20, 2009. During the vesting period, the Shares cannot be sold or otherwise transferred or assigned.

a.	Shares vest immediately in the event of your retirement at or after December 31, 2006.

b.	Shares are forfeited in the event of (i) your death or disability; (ii) your involuntary termination of employment (except due to retirement as specified in (a) above); or (iii) the involuntary termination of your employment.

3.	Shares will vest immediately in the event of a “change in control” of the Corporation (as defined in the Plan).

4.	Certificates representing the Shares will not be issued during the vesting period. Rather, the Shares will be issued in an uncertificated book entry format at the transfer agent.

5.	Shares will earn non-refundable dividends during the vesting period, payable directly to you.

6.	Upon vesting, the value of the Shares will become taxable income to you. You will be obligated to immediately reimburse the Corporation for all withholding taxes payable by the Corporation at such time. At your election, you may surrender a portion of the Shares to satisfy such withholding taxes.

7.	To the extent not otherwise specified above, the issuance of the Shares is subject to the terms and conditions of the Plan.

Please confirm your receipt of this Notice and indicate your acknowledgment and agreement to the terms specified herein by signing and returning a copy of this Notice to Tom Piraino.

Sincerely yours,

/s/ D. E. Washkewicz
Donald E. Washkewicz
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Date:
Nickolas W. Vande Steeg